Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:

ICR Inc.	FGX International
R. Idalia Rodriguez	Anthony Di Paola
Investor Relations	Chief Financial Officer
203-682-8264	401-719-2253

FGX COMPLETES MERGER WITH ESSILOR

SMITHFIELD, RI — March 15, 2010 — FGX International Holdings Limited (Nasdaq: FGXI) (“FGX International”) announced that it has completed its merger with a subsidiary of Essilor International (“Essilor”) of Charenton-le-Pont, France.

FGX International shareholders received $19.75 per share in cash, for an aggregate value of approximately $575 million, including the repayment of FGX International debt of approximately $115 million. Upon completion of the merger, FGX International became a wholly-owned subsidiary of Essilor and its shares ceased to be publicly traded on the NASDAQ Global Select Market. Following the merger, FGX International will change its place of incorporation from the British Virgin Islands to the State of Delaware.

“We are excited to be a part of Essilor and look forward to doing great things together,” said Alec Taylor, FGX International’s Chief Executive Officer.

The world leader in ophthalmic optical products, Essilor International researches, develops, manufactures and markets around the world a wide range of lenses to correct myopia, hyperopia, presbyopia and astigmatism. Its flagship brands are Varilux®, Crizal®, Essilor®, Definity® and Xperio™. Based in France, the company reported consolidated revenue of €3.2 billion in 2009, with 34,700 employees and operations in 100 countries. For more information, please visit www.essilor.com.The Essilor share trades on the NYSE Euronext Paris market and is included in the CAC 40 index. Codes and symbols: ISIN: FR FR0000121667; Reuters: ESSI.PA; Bloomberg: EI:FP.

FGX International is North America’s leading designer and marketer of non-prescription reading glasses and popular priced sunglasses. FGX brands include FosterGrant®, Magnivision®, Solar Shield®, Polar Eyes®, Corinne McCormack®, Angel™, Anarchy®, and Gargoyles®. FGX also holds licenses to sell optical products under the Ironman, Levi Strauss Signature, C9 by Champion and Body Glove trademarks. FGX International products are found in over 63,000 retail locations in the US, Canada, Mexico and the United Kingdom. Revenues for 2009 were $259.3 million.

About FGX

Based in Smithfield, Rhode Island, FGX International has approximately 500 full-time employees. Additional offices are located in San Luis Obispo, CA; New York, NY; Toronto, Canada; Stoke-on-Trent, England; Mexico City, Mexico; and Shenzhen, China. Further information about FGX International and this press release can be found on FGX International’s web site at www.fgxi.com.